Exhibit (l)

March 3, 2026

Man Alternative Income Fund

1345 Avenue of the Americas, 21st Floor

New York, New York 10105

Re: Man Alternative Income Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Man Alternative Income Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a) The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 17, 2025, as amended by the certificate of amendment to the certificate of trust as filed with the office of the Secretary of State August 15, 2025 (the “Certificate of Trust”);

(b) The Declaration of Trust, dated as of March 13, 2025, as amended and restated by the Amended and Restated Declaration of Trust, dated as of September 3, 2025, by the trustees of the trust named therein (as so amended and restated, the “Trust Agreement”);

(c) The By-Laws of the Trust, dated as of September 3, 2025 (the “By-Laws”);

(d) A certificate of the secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”)

(e) The Registration Statement (the “Registration Statement”) on Form N-2, as amended, including a prospectus (and the statement of additional information incorporated by reference therein) dated March 3, 2026 (the “Prospectus”), with respect to the issuance of the Class A and the Class I common shares of beneficial interest in the Trust (the “Shares”), filed by the Trust with the United States Securities and Exchange Commission; and

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One Rodney Square ∎ 920 North King Street ∎ Wilmington, DE 19801 ∎ Phone: 302-651-7700 ∎ Fax: 302-651-7701

www.rlf.com

Man Alternative Income Fund

March 3, 2026

(f) A Certificate of Good Standing for the Trust, dated March 2, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures and (iv) that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Documents and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Documents and as contemplated by the Registration Statement, and (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time and. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Man Alternative Income Fund

March 3, 2026

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s Richards, Layton & Finger, P.A.

JWP/CZD